Exhibit 5.1

May 5, 2023

PTC Therapeutics, Inc.
100 Corporate Court
South Plainfield, New Jersey 07080

Re:	PTC Therapeutics, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to PTC Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) for filing with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration by the Company of 657,462 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), which are held by former securityholders (the “Selling Stockholders”) of Censa Pharmaceuticals Inc., a Delaware corporation (“Censa”), pursuant to the registration rights the Company provided to the Selling Stockholders in Section 5.11 of the Agreement and Plan of Merger (the “Merger Agreement”), dated May 5, 2020, by and among the Company, Hydro Merger Sub, Inc., a Delaware corporation, Censa and, solely in its capacity as the Securityholders’ Representative, Shareholder Representative Services LLC, a Colorado limited liability company.

We have examined the Registration Statement, the Merger Agreement, the Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, and such certificates, records, statutes and other documents as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of documents submitted to us as originals and the genuineness of, and conformity with, the original of all documents submitted to us as copies thereof.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares by the Selling Stockholders, to register and qualify the Shares for sale under all appropriate state securities or “blue sky” laws.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

It is understood that this opinion is to be used solely in connection with the offer and sale of the Shares while the Registration Statement is in effect.

The opinion set forth above is limited to the laws of the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius llp

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New York, NY 10178-0060	+1.212.309.6000
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